Exhibit 8.1

McGuireWoods LLP Promenade 1230 Peachtree Street, N.E. Suite 2100 Atlanta, GA 30309-3534 Phone: 404.443.5500 Fax: 404.443.5599 www.mcguirewoods.com

September 15, 2021

The Board of Directors of

Desktop Metal, Inc.

63 3rd Avenue

Boston, MA 01803

Ladies and Gentlemen:

We have examined the registration statement filed on Form S-4, initially filed as of the date hereof (the “Registration Statement”), by Desktop Metal, Inc. (“Desktop Metal”), a Delaware corporation, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement was filed in connection with certain mergers (the “Mergers”) as contemplated pursuant to the Agreement and Plan of Merger dated as of August 11, 2021 (the "Merger Agreement") by and among Desktop Metal, The ExOne Company (“ExOne”), a Delaware corporation, Texas Merger Sub I, Inc. (“Merger Sub I”), a Delaware corporation and wholly-owned subsidiary of Desktop Metal, and Texas Merger Sub II, LLC (“Merger Sub II”), a Delaware limited liability company. The Mergers are described in the joint proxy statement/prospectus ("Proxy Statement/Prospectus"), which is included in the Registration Statement. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K promulgated under the Act.

For purposes of this opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and exhibits thereto, including the Merger Agreement, and such other documents and matters of law and fact as we have considered necessary or appropriate. In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials provided to us or any assumption upon which we have relied, and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.

In addition, we have assumed, (i) the authenticity of all documents provided to us and the genuineness of signatures; (ii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization; (iii) that the Merger Agreement represents the entire agreement between the parties with respect to the subject matter thereof; (iv) that the parties to the Merger Agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein; (v) that the transactions provided for in the Merger Agreement and Registration Statement were and will be carried out in accordance with their terms; (vi) the factual statements and representations set forth in the Merger Agreement and the Registration Statement are true, correct and complete, and will remain true, correct and complete at all times up to and including the Effective Time and thereafter; and (vii) any such statements made in the Merger Agreement or the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, correct and complete, and will remain true, correct and complete at all times up to and including the Effective Time and thereafter, in each case as if made without such qualification. If any of the above-described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

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The Board of Directors of

Desktop Metal, Inc.

Based upon and subject to the foregoing, the discussion contained in the Proxy Statement/Prospectus under the caption "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES," insofar as such discussion relates to legal conclusions with respect to matters of United States federal income tax law, constitutes our opinion as to the material United States federal income tax consequences of the Mergers to holders of ExOne common stock. Such discussion does not, however, purport to discuss all United States federal income tax consequences to holders of ExOne common stock and is limited to those United States federal income tax consequences to holders of the of ExOne common stock specifically discussed therein and subject to the limitations, qualifications, exceptions, and assumptions set forth therein and herein.

We express no opinion on any issue relating to the Tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, the Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform Desktop Metal or the holders of ExOne common stock of any such change or inaccuracy that may occur or come to our attention. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue and is not binding on the IRS or the courts.  Thus, there can be no assurance or guarantee that the IRS will not assert a contrary position with respect to an issue or any conclusions contained herein, or that a court will not sustain such a position if asserted by the IRS.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ McGuireWoods LLP